AMENDED AND RESTATED

APPENDIX A

CUSTODY AGREEMENT

The following Subcustodians and Securities Systems are approved for use in connection with the Custody Agreement dated March 2, 2015.

SECURITIES SYSTEMS:

Depository Trust Company

Federal Book Entry

SPECIAL SUBCUSTODIANS:

DOMESTIC SUBCUSTODIANS:

Brown Brothers Harriman & Co. (Foreign Securities Only)

Green Century Funds	UMB BANK, N.A.

By: /s/ John Nolan	By: /s/ Peter Bergman
Name: John Nolan	Name: Peter Bergman
Title: President	Title: Senior Vice President
Date: 10/24/19	Date: 11/5/19

Green Century Capital Management

By: /s/ John Nolan
Name: John Nolan
Title: Senior Vice President
Date: 10/24/19

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